Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
Phone: (203) 254-6060

FOR IMMEDIATE RELEASE January 7, 2020

ACME UNITED CORPORATION ACQUIRES ASSETS OF FIRST AID CENTRAL

FAIRFIELD, CONN. – January 7, 2020 – Acme United Corporation (NYSE MKT:ACU) today announced that its Canadian subsidiary has acquired the assets of First Aid Central, a Canadian first aid and safety supplier. The company had revenues in 2019 of approximately C$4.3 million. The purchase price was not disclosed. The acquisition is expected to be accretive during 2020.

Based in Laval, Canada and operating since 2007, First Aid Central produces and sells a complete line of first aid kits, refills, and safety products to a broad range of industries and end users. Its products meet federal Health Canada and provincial regulatory requirements.

Acme United has been in the first aid and safety business in the U.S. for over 40 years, selling under the First Aid Only, PhysiciansCare and Pac-Kit brands. It has a customer base of safety and industrial distributors, service fleets, mass market retailers, and office supply superstores and dealers.

Walter C. Johnsen, Chairman and CEO of Acme United, said “We are delighted to bring First Aid Central and its talented team of employees into our organization. We intend to use the Laval location to expand production. We believe our global customers will benefit from local production and service of our product line in Canada.”

Mr. Johnsen added that Acme United’s first aid and safety segment has been growing steadily due to corporate emphasis on employee safety, regulations that require first aid kits, and new products that control bleeding as well as Acme United’s SafetyHub replenishment technology.

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ACME UNITED CORPORATION is a leading worldwide supplier of innovative first aid, safety, and cutting products to the school, home, office, hardware and industrial markets. Its leading brands include First Aid Only, PhysiciansCare, Pac-Kit, Spill Magic, Westcott, Clauss, Camillus, Cuda, and DMT.

Forward-looking statements in this press release, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; (vii) increases in the cost of borrowings resulting from rising interest rates; (viii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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